         CREATIVE BIOMOLECULES, INC. HAS OMITTED FROM THIS EXHIBIT 10.11 PORTIONS OF THE AGREEMENT FOR WHICH CREATIVE BIOMOLECULES, INC. HAS REQUESTED CONFIDENTIAL TREATMENT FROM THE SECURITIES AND EXCHANGE COMMISSION. THE PORTIONS OF THE AGREEMENT FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED ARE MARKED WITH X'S IN BRACKETS AND SUCH CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                                                   EXHIBIT 10.11





--------------------------------------------------------------------------------

                            ASSET PURCHASE AGREEMENT

                                     between


                            STRYKER SALES CORPORATION

                                    as Buyer


                                       and


                          CREATIVE BIOMOLECULES, INC.,


                                    as Seller


--------------------------------------------------------------------------------


                          Dated as of October 15, 1998

                               TABLE OF CONTENTS

                                                                               PAGE
                                                                               ----

ARTICLE I DEFINITIONS........................................................... 1

   Section 1.1 DEFINITION OF CERTAIN TERMS...................................... 1

ARTICLE II SALE AND PURCHASE OF THE ASSETS...................................... 6

   Section 2.1 ASSETS........................................................... 6
   Section 2.2 EXCLUDED ASSETS.................................................. 7
   Section 2.3 ASSUMPTION OF LIABILITIES........................................ 7
   Section 2.4 EXCLUDED LIABILITIES............................................. 7
   Section 2.5 CONSENT OF THIRD PARTIES......................................... 9

ARTICLE III TERMS OF PURCHASE................................................... 9

   Section 3.1 OPEN INVOICE AMOUNT.............................................. 9
   Section 3.2 PURCHASE PRICE................................................... 9
   Section 3.3 ESTIMATED AMOUNTS................................................10
   Section 3.4 ADJUSTMENT SCHEDULES.............................................10
   Section 3.5 ALLOCATION OF PURCHASE PRICE.....................................10

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF CREATIVE...........................11

   Section 4.1 LEASED PROPERTY..................................................11
   Section 4.2 TANGIBLE ASSETS: EQUIPMENT.......................................11
   Section 4.3 OUTSTANDING COMMITMENTS..........................................11
   Section 4.4 TAXES............................................................12
   Section 4.5 COMPLIANCE WITH LAWS; GOVERNMENTAL APPROVALS AND CONSENTS........12
   Section 4.6 INTELLECTUAL PROPERTY............................................13
   Section 4.7 ENVIRONMENTAL MATTERS............................................13
   Section 4.8 LITIGATION.......................................................14
   Section 4.9 MORTGAGES........................................................15
   Section 4.10 YEAR 2000.......................................................15
   Section 4.11 INVENTORIES.....................................................15

ARTICLE V COVENANTS AND AGREEMENTS..............................................15

   Section 5.1 COVENANTS AND AGREEMENTS OF CREATIVE.............................15
   Section 5.2 COVENANTS AND AGREEMENTS OF STRYKER..............................18


         ASSET PURCHASE AGREEMENT dated as of October 15, 1998, between Stryker Sales Corporation, a Michigan corporation ("STRYKER"), and Creative BioMolecules, Inc., a Delaware corporation ("CREATIVE").


                                R E C I T A L S:
                                - - - - - - - -

         WHEREAS, Stryker wishes to purchase or acquire from Creative, and Creative wishes to sell, assign and transfer to Stryker, Creative's leasehold interest in manufacturing facilities and certain other assets utilized by Creative for the manufacture of OP-1 (as defined herein) and other genetically-engineered products for use in humans, all for the purchase price and upon the terms and subject to the conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

         Section 1.1 DEFINITION OF CERTAIN TERMS. The terms defined in this
SECTION 1.1, whenever used in this Agreement, shall have the respective meanings indicated below for all purposes of this Agreement. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Master Restructuring Agreement (as defined below). All references herein to a Section, Article, or Schedule are to a Section, Article, or Schedule of or to this Agreement, unless otherwise indicated.

         "ADJUSTMENT SCHEDULE": has the meaning set forth in SECTION 3.4.

         "AGREEMENT": means this Asset Purchase Agreement (including the Schedules), as the same from time to time may be amended, supplemented or waived.

         "ASSETS": has the meaning set forth in SECTION 2.1.

         "ASSIGNED AGREEMENTS": has the meaning set forth in SECTION 4.3.

         "ASSUMED LIABILITIES": has the meaning set forth in SECTION 2.3.

         "BOOKS AND RECORDS": means the following books and records: manuals, production data, manufacturing and quality control records and procedures, master records, OP-1 batch records, SOPs, Biological Material validation reports, material specifications, assay development and validation reports, process development reports, equipment specifications and validation reports, including the IQ,OQ and PQ (regardless of the media in which stored), in each case relating to or used in the Manufacturing Operations.

         "CLOSING": has the meaning set forth in the Master Restructuring Agreement.
                                       1

         "CLOSING DATE": has the meaning set forth in the Master Restructuring Agreement.

         "CODE": means the Internal Revenue Code of 1986, as amended.

         "CONTRACTS": has the meaning set forth in SECTION 2.3.

         "DETERMINATION DATE": has the meaning set forth in SECTION 3.2.

         "ENVIRONMENTAL LAWS": means common law and any and all Applicable Laws relating to the environment, environmental or occupational health, or safety, or to any emission, discharge, treatment, manufacturing, generation, processing, storage, holding, handling, investigation, monitoring, cleanup, abatement, existence, Release, threatened Release, arranging for the disposal or transportation of or any other activity or circumstance involving any Hazardous Substances.

         "ENVIRONMENTAL LIABILITIES AND COSTS": means any and all losses or liabilities attributable to Creative or its period of ownership/operation of the Manufacturing Operations, the Hopkinton Facility or the Leased Property imposed by, under or pursuant to Environmental Laws, including by virtue of contract, agreement, order, successor or affiliate liability or operation of law, based on, arising out of or otherwise in respect of (i) the ownership or operation by Creative of the Manufacturing Operations, the Hopkinton Facility or the Leased Real Property, (ii) the environmental conditions resulting from the activities of Creative or existing on the Closing Date on, under, above, or about the Hopkinton Facility or the Leased Real Property, (iii) any emission, discharge, treatment, manufacturing, generation, processing, storage, holding, investigation, monitoring, cleanup, abatement, existence, Release, threatened Release, disposal, transportation, arranging for the disposal or transportation or any other activity or circumstances involving any Hazardous Substance by or as a result of the activities of Creative, or (iv) the recognized environmental conditions set forth in the Harding Lawson Associates Phase I environmental assessment reports or any Phase II reports obtained by Stryker.

         "EQUIPMENT LEASE": has the meaning set forth in SECTION 2.1.

         "ERISA": means the Employee Retirement Income Security Act of 1974, as amended.

         "EXCLUDED ASSETS": has the meaning set forth in SECTION 2.2.

         "EXCLUDED LIABILITIES": has the meaning set forth in SECTION 2.4.

         "EXISTING MORTGAGE": has the meaning set forth in SECTION 4.9.

         "GAAP": means United States generally accepted accounting principles.

         "HAZARDOUS SUBSTANCE": means, collectively, any contaminant; pollutant; toxic, radioactive or hazardous waste, chemical, substance, material and constituent; asbestos; polychlorinated biphenyls (PCBs); paint containing lead or mercury; urea formaldehyde; natural or liquified gas; flammable; explosive; corrosive; medical and infectious waste; and, fuel oil, gasoline or other petroleum product, all as defined under Environmental Laws.

         "HUMAN RESOURCES AGREEMENT": means the agreement so titled, dated as of the Closing Date, between Creative and Stryker.

         "INCLUDE", "INCLUDES", "INCLUDED" and "INCLUDING": shall be construed as if followed by the phrase "without being limited to".

         "INVENTORIES": has the meaning set forth in SECTION 2.1(d).

         "IRS": means the Internal Revenue Service.

         "LEASED REAL PROPERTY": means all space leased pursuant to the Leases.

         "LEASES": means the real property leases described on SCHEDULE 4.1.

         "LIEN": means any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restriction or limitation.

         "MATERIAL ADVERSE EFFECT": means any event, circumstance, occurrence, fact, condition, change or effect that is materially adverse to the business, operations, results of operations, financial condition, properties, assets or liabilities of the present Manufacturing Operations.

         "MANUFACTURING OPERATIONS": means the manufacturing activities presently or previously conducted by Creative in the Leased Real Property or the Hopkinton Facility.

         "MASTER RESTRUCTURING AGREEMENT": means the agreement so titled, dated as of the date hereof, between Creative and Stryker Corporation.

         "NET BOOK VALUE": means (i) the original cost less accumulated depreciation of the property, plant and equipment included in the Assets as of July 31, 1998, which shall be determined by taking the value thereof reflected in Creative's audited financial statements as of December 31, 1997, adding thereto any additions to the property, plant and equipment included in the Assets since December 31, 1997 and subtracting depreciation through July 31, 1998 on such property, plant and equipment from December 31, 1997 or the acquisition date, as the case may be; plus (ii) the original cost of additional property, plant and equipment added from July 31, 1998 through the Closing Date less accumulated depreciation thereon through the Closing Date; plus (iii) the stated value of all Assets other than property, plant and equipment included in
(i) and

(ii) above as of the Closing Date as reflected in Creative's accounting records as of the Closing Date; less (iv) the amount of the following Assumed Liabilities as of the Closing Date as reflected in Creative's accounting records as of such date: (a) the lease and related agreements described in paragraph 2 of SCHEDULE 2.3, and (b) the equipment lease with FINOVA Technology Finance, Inc. described in paragraph 2 of SCHEDULE 2.1(c). All of the foregoing shall be determined in accordance with generally accepted accounting principles, applied on a basis consistent with Creative's audited financial statements as of December 31, 1997. The sum of clauses (i), (ii) and (iii) above is sometimes referred to herein as the "ASSET BOOK VALUE" and the amount of the liabilities described in clauses (a) and (b) of clause (iv) as of any date is sometimes referred to as the "BALANCE SHEET LIABILITIES" as of that date.

         "OPEN INVOICE AMOUNT": shall have the meaning set forth in SECTION 3.1.

         "PAYMENT AMOUNT": has the meaning set forth in SECTION 3.2.

         "PERMITTED LIENS": means (i) the Existing Mortgage, (ii) Liens for Taxes not yet due and payable, (iii) mechanics, carriers, workers, repairers and other statutory liens incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of Creative, (iv) contract rights of third parties to Contracts, or (v) Liens that, individually and in the aggregate, do not and would not materially detract from the value of any of the property or assets of the present Manufacturing Operations or materially interfere with the use thereof as currently used or contemplated to be used or otherwise.

         "PROCEEDINGS": has the meaning set forth in SECTION 4.6(d).

         "PURCHASE PRICE": has the meaning set forth in SECTION 3.2.

         "RELEASE": means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including the moving of any materials through, into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

         "SELLER EMPLOYEE BENEFIT ARRANGEMENT": has the meaning set forth in the Human Resources Agreement.

         "TAXES": means any federal, state, provincial, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof, and including any interest, penalties or additions to tax attributable to the foregoing.

         "TAX RETURN": means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                                   ARTICLE II
                         SALE AND PURCHASE OF THE ASSETS

         Section 2.1 ASSETS. Subject to and upon the terms and conditions set forth in this Agreement and the Master Restructuring Agreement, at the Closing, Creative shall sell, transfer, set over, convey, assign and deliver to Stryker, and Stryker shall purchase and acquire from Creative, all right, title and interest of Creative in and to the properties, assets and rights of every nature, kind and description, tangible and intangible (including goodwill), whether real, personal or mixed, whether accrued, contingent or otherwise and whether now existing or hereinafter acquired (other than the Excluded Assets) as set forth below that relate to and are used in the present Manufacturing Operations as the same may exist on the Closing Date (collectively, the "ASSETS"):

         (a) the Leased Real Property;

         (b) the fixed assets and other tangible personal property that are listed on SCHEDULE 2.1(b);

         (c) the equipment lease agreements listed on SCHEDULE 2.1(c) hereto (the "EQUIPMENT LEASES") and all equipment subject thereto.

         (d) all inventories of raw materials, work in process, finished products, goods, spare parts, replacement and component parts, and office and other supplies (whether on hand, in-transit or on order) existing on the Closing Date that relate to the present Manufacturing Operations listed on SCHEDULE 2.1(d) (collectively, the "INVENTORIES");

         (e) reasonable quantities of Biological Materials that are in Creative's control and that are useful in repeating the work performed by Creative during the Research Project, including but not limited to those listed on SCHEDULE 2.1(e);

         (f) all rights under all Contracts;

         (g) all credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items that relate to the present Manufacturing Operations;

         (h) all Books and Records;

         (i) to the extent their transfer is permitted by law, all Governmental Approvals, including all applications therefor; and

         (j) all guarantees, warranties, indemnities and similar rights in favor of Creative with respect to the Assets.

         Subject to the terms and conditions hereof, at the Closing, the Assets shall be transferred or otherwise conveyed to Stryker free and clear of all Liens excepting only Permitted Liens.

         Section 2.2 EXCLUDED ASSETS. Creative shall retain and not transfer, and Stryker shall not purchase or acquire, or have any ownership claim or other right (except as otherwise set forth in this Agreement) in respect of, any and/or all of the assets of Creative other than the Assets (collectively, the "EXCLUDED ASSETS"), including:

         (a) all rights to causes of action, lawsuits, claims and demands of any nature available to or being pursued by Creative with respect to the Excluded Assets or the Excluded Liabilities;

         (b) all right, title and interest of the Creative in and to prepaid Taxes of the Manufacturing Operations, and any claims for any refund, rebate or abatement with respect to Taxes of the Manufacturing Operations or the Leased Real Property for any period or portion thereof through the Closing Date and any interest payable with respect thereto;

         (c) the tax and accounting books of Creative and records of Creative relating solely to executory contracts not assumed by Stryker; and

         (d) the assets listed on SCHEDULE 2.2.

         Section 2.3 ASSUMPTION OF LIABILITIES. Stryker agrees that on and as of the Closing Date, Stryker shall assume and agree to discharge promptly (i) all of Creative's obligations, other than Excluded Liabilities, arising after the Closing Date under the Leases, the Equipment Leases and the other contracts listed on SCHEDULE 2.3 (the "CONTRACTS"), (ii) the liabilities of Creative arising after the Closing Date under all purchase orders with respect to the present Manufacturing Operations entered into in the ordinary course of business before the Closing Date, (iii) the guarantor obligations of Creative on the mortgage on the facilities located in Lebanon, N.H., (iv) the obligations of Creative under the Manufacturing Agreement between Biogen, Inc. and Creative dated as of September 28, 1994, including up to $2.9 million for the payment to Biogen, Inc. of money spent for leasehold improvements as provided in Section 3.3(m) thereof, (v) the obligations of Creative under the Equipment Lease Agreement dated September 28, 1994 between Biogen, Inc. and Creative, (vi) the obligations of Creative set forth on SCHEDULE 2.3 to deliver manufacturing records to third parties, (vii) the obligation set forth on SCHEDULE 2.3 to maintain any and all records relating to the manufacturing and production of recombinant human proteins, and (viii) the liabilities, other than Excluded Liabilities, incurred by Creative in the ordinary course of business during the period between the date hereof and the Closing Date in connection with the operation of the present Manufacturing Operations (collectively, the "ASSUMED LIABILITIES").

         Section 2.4 EXCLUDED LIABILITIES. Other than for the Assumed Liabilities, Stryker shall not be responsible for any other debts, claims, commitments, liabilities or obligations of Creative or the Manufacturing Operations (collectively, the "EXCLUDED LIABILITIES"). Without limiting the generality of the foregoing, Excluded Liabilities include any and all debts, claims, commitments, liabilities or obligations of Creative or the Manufacturing Operations relating to or arising out of any of the following provided that, in each case, such debt, claim, commitment, liability or obligation does not arise as a result of any action or failure to act by or on behalf of Stryker:

         (a) except as expressly assumed by Stryker pursuant to the Human Resources Agreement, (i) any liability, obligation or commitment relating to or arising out of any Seller Employee Benefit Arrangement, including any sponsorship, administration or contribution obligation of any Person under any Seller Employee Benefit Arrangement or termination of any Seller Employee Benefit Arrangement, or (ii) the termination of employment of any employee of Creative;

         (b) any cause of action or judicial or administrative action, suit, proceeding or investigation, pending or threatened on the Closing Date, relating to periods on or prior to the Closing Date;

         (c) any failure or alleged failure to comply with, or any violation or alleged violation of, (i) any law, rule, regulation, statute, ordinance, permit, judgment, injunction, order, decree, license or other Applicable Law or Governmental Approval applicable to the Manufacturing Operations or the Assets, or (ii) any Contract, in each case which failure or violation occurred or was alleged to have occurred prior to the Closing Date;

         (d) any infringement or alleged infringement of the rights of any other Person arising out of the use of any intellectual property in connection with the Manufacturing Operations prior to the Closing Date;

         (e) any liability for any Taxes imposed on Creative or the Manufacturing Operations attributable to Creative or the Manufacturing Operations on or before the Closing Date;

         (f) the Excluded Assets;

         (g) all Environmental Liabilities and Costs (whether or not currently known, discoverable or regulated by currently Applicable Law) arising from, relating to, in respect of or incurred in connection with conditions or events caused by Creative or occurring on or prior to the Closing Date;

         (h) any rights of any other Person relating to the Manufacturing Technology or the Intellectual Property pursuant to any license, sublicense or agreement required to be disclosed and not so disclosed; or

         (i) any claim, litigation, action or proceeding, whether or not now pending or threatened, whether known or unknown, relating to the Manufacturing Operations or the Assets to the extent based on or arising out of or based upon product liability with respect to products manufactured or sold by Creative prior to the Closing.

         Section 2.5 CONSENT OF THIRD PARTIES. Notwithstanding anything to the contrary contained herein, this Agreement shall not constitute an agreement to assign or transfer any Governmental Approval, instrument, contract, commitment, order, license, lease, permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom if an assignment or transfer or an attempt to make such an assignment or transfer without the consent or approval of a third party (or without the novation thereof) would constitute a breach or violation thereof or affect adversely the rights of Stryker or Creative thereunder; and any transfer or assignment to Stryker by Creative of any interest under any such Governmental Approval, instrument, contract, commitment, order, license, lease, permit or other agreement or arrangement that requires novation or the consent or approval of a third party shall be made subject to such novation, consent or approval being obtained. If any such novation, consent or approval is not obtained on or prior to the Closing Date, then Creative shall (a) continue to use all reasonable efforts to obtain any such novation, consent or approval after the Closing Date until such time as such novation, consent or approval has been obtained without any third party cost to Stryker, (b) hold such Governmental Approval, instrument, contract, commitment, order, license, lease, permit or other agreement or arrangement on behalf of Stryker, (c) cooperate with Stryker in any lawful arrangement to provide that Stryker shall receive the benefits under any such Governmental Approval, instrument, contract, commitment, order, license, lease or permit or other agreement or arrangement, including performance by Creative, as agent, and (d) enforce and perform for the account of Stryker any rights of Creative arising from such Government Approval, instrument, contract, commitment, order, license, lease, permit or other agreement or arrangement; PROVIDED, HOWEVER, that Stryker shall pay or satisfy the corresponding obligations and liabilities for the enjoyment of such benefit to the extent Stryker would have been responsible therefor if such novation, consent or approval had been obtained. Nothing in this SECTION 2.5 shall be deemed a waiver by Stryker of its right to receive an effective assignment of all the Assets.


                                   ARTICLE III
                                TERMS OF PURCHASE

         Section 3.1 OPEN INVOICE AMOUNT. Upon the signing of this Agreement, Stryker agrees to pay to Creative by wire transfer of immediately available funds an amount equal to the full amount of outstanding invoices to Stryker in the amount of $1,432,509, less invoices numbered 570, 571, 572 and 579 totaling $213,837, which amount Stryker agrees to pay in full upon release of the product covered by such invoices (the "OPEN INVOICE AMOUNT").

         Section 3.2 PURCHASE PRICE. On the terms and subject to the conditions set forth in this Agreement and the Master Restructuring Agreement, Stryker agrees to pay to Creative for the Assets an amount equal to the Net Book Value of the Assets (the "PURCHASE PRICE"). For purposes hereof, the purchase price for bulk OP-1 set forth in SCHEDULE 2.1(d) shall be [XXXXX] per milligram. On the Closing Date, if all conditions to closing set forth herein or in the Master Restructuring Agreement have been satisfied, Stryker agrees to pay to Creative, by wire transfer of immediately available funds: (i) $18,958,000 (which is the estimated Purchase Price as of the date hereof) (the "PAYMENT AMOUNT"), which Payment

Amount shall be subject to adjustment as provided for in SECTION 3.4, plus (ii) $431,804 with respect to patent prosecution costs through August 31, 1998 plus any additional patent prosecution costs from September 1, 1998 to the Closing Date pursuant to SECTION 4.5 of the Master Restructuring Agreement (the "PATENT EXPENSES"), plus (iii) payments for performance of the Current Scopes of Work through the Closing Date pursuant to SECTION 4.3 of the Master Restructuring Agreement, to the extent not previously paid (the "RESEARCH EXPENSES").

         Section 3.3 ESTIMATED AMOUNTS. Two (2) business days prior to the Closing Date, Creative shall deliver to Stryker a schedule containing an estimate of the value as of the Closing Date of (i) the Assets other than property, plant and equipment reflected in Creative's accounting records, (ii) the value as of the Closing Date of additions to property, plant and equipment from July 31, 1998 through the Closing Date, (iii) the Patent Expenses, and (iv) the Research Expenses.

         Section 3.4 ADJUSTMENT SCHEDULES.

         (a) During the thirty (30) day period prior to the Closing Date, Creative and Stryker shall conduct an audit (the "AUDIT") of the Assets, it being understood that additions to property, plant and equipment through the Closing Date and the Assets other than property, plant and equipment as of the Closing Date may involve estimates at this stage. To the extent that the Audit indicates (i) the actual Net Book Value (as defined in SECTION 1.1) of the Assets is not equal to $18,958,000 or (ii) actual Assets in existence are different from those provided in SECTION 2.1, appropriate changes shall be made to SCHEDULE 2.1 and included on a schedule of adjustments to the Purchase Price (the "ADJUSTMENT SCHEDULE"). If, in conducting the Audit, it is determined that additional Assets are required in order to insure that the representations in
SECTION 4.2 are true and current as of the Closing Date, SCHEDULE 2.1 shall be amended at the Closing Date to reflect such additional Assets and the Adjustment Schedule will reflect such Assets. Within ten (10) business days after the Closing Date, Creative shall deliver to Stryker the Adjustment Schedule together with a schedule in reasonable detail setting forth the calculation of the actual Net Book Value and Purchase Price. The difference between the Purchase Price and the Payment Amount shall be promptly paid by the appropriate party to the other.

         (b) During the thirty (30) day period following the Closing Date, Stryker and Creative shall conduct an inventory of the Assets as of the Closing Date whose value was determined in the Audit, and an audit of those Assets whose value was estimated as of the Closing Date, and adjusted pursuant to SECTION 3.4
(a), and shall calculate the Net Book Value thereof in accordance with the definition in SECTION 1.1. If such inventory and audit reveals a difference from the value of the Assets as of the Closing Date as determined by the Audit, such difference shall be promptly paid by the appropriate party to the other.

         Section 3.5 ALLOCATION OF PURCHASE PRICE. The parties agree to allocate the aggregate of the Purchase Price and the Assumed Liabilities among the Assets in accordance with Section 1060 of the Code as mutually agreed to by the parties within 180 days following the Closing Date. All such mutually agreed to allocations shall be used by each party in preparing any filings required pursuant to Section 1060 of the Code or any similar provisions of state or local law and all relevant income and franchise tax returns. Neither Stryker nor Creative will take any position before any taxing authority or in any judicial proceeding that is inconsistent with such mutually agreed to allocations without the prior consent of the other party. The parties shall in good faith exercise reasonable efforts to support such reported allocations in any audit proceedings initiated by any taxing authority.


                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF CREATIVE

         Creative represents and warrants to Stryker as follows:

         Section 4.1 LEASED PROPERTY. SCHEDULE 4.1 contains a true, complete and correct list of all leases with respect to real property at which any of the present Manufacturing Operations are presently conducted, setting forth the address, landlord and tenant for each such lease. The operation or maintenance of the plants, buildings and improvements leased by Creative as now operated and maintained, and, to the Knowledge of Creative, the plants, buildings and improvements leased by Creative, do not (i) contravene any zoning or building or other requirement of Applicable Law or (ii) violate any covenant, agreement or restriction, the effect of which materially interferes with or prevents the continued use of such properties for the purposes for which they are now being used, or would materially affect the value thereof. All of the plants, buildings, improvements and equipment leased by Creative or used in the present Manufacturing Operations are in good operating condition and in a state of reasonable maintenance and repair to the extent necessary for the efficient operation of the present Manufacturing Operations. There exists no pending or, to the Knowledge of Creative, threatened, condemnation, eminent domain or similar proceeding with respect to, or which could affect, any Leased Real Property, including the plants, buildings or improvements thereon.

         Section 4.2 TANGIBLE ASSETS: EQUIPMENT. Other than the equipment subject to the Equipment Leases and as described on SCHEDULE 4.2, Creative has good and marketable title to all of the Assets (real, personal and mixed), free and clear of any Lien. The Assets include all assets currently utilized in the present Manufacturing Operations. The Assets and the equipment subject to the Equipment Leases are adequate and usable for the purposes for which they are currently used and, subject to ordinary wear and tear, have been properly maintained and are in good working order.

         Section 4.3 OUTSTANDING COMMITMENTS. Creative has delivered or made available to Stryker true, correct and complete copies of all of the Leases, Equipment Leases and Contracts (as used in this Section, collectively, the "ASSIGNED AGREEMENTS"). Each Assigned Agreement is a legal, valid, binding and enforceable obligation of Creative and, to the Knowledge of Creative, of the other party or parties thereto. Except as set forth on SCHEDULE 4.3(a), Creative has paid in full all amounts due as of the date hereof under each Assigned Agreement and, as of the Closing Date, will have satisfied in full all of its liabilities and obligations thereunder due in the ordinary course of business before the Closing. All of the Assigned Agreements are in full force and effect and have not been modified or amended, in writing or otherwise. Creative and each other party thereto have performed all the obligations required to be performed by them to date, have received no notice of default and are not in default (with due notice or lapse of time or both) under any Assigned Agreement. Creative has no Knowledge of any breach or anticipated breach by the other party to any Assigned Agreement. None of the Assigned Agreements have been terminated, no notice has been given by any party thereto of any alleged default by any party thereunder, and Creative is not aware of any intention or right of any party to declare a default by another party to any Assigned Agreement. None of the Assigned Agreements have been assigned, mortgaged or hypothecated by Creative. There exists no actual or, to the Knowledge of Creative, threatened termination, cancellation or limitation of the business relationship of Creative with any party to any Assigned Agreement. Except as set forth in SCHEDULE 4.3(b), no Consent of any third party is required under any Assigned Agreement as a result of or in connection with the execution, delivery and performance of this Agreement or the Protocol Agreement or the consummation of the transactions contemplated hereby or thereby.

         Section 4.4 TAXES. Except as set forth in SCHEDULE 4.4, (i) all real estate taxes that have accrued and been payable as of the date hereof for which Creative is liable under the Leases have been paid, (ii) Creative has not taken or failed to take any action that could create any tax lien on the present Manufacturing Operations or any of the Assets, and (iii) Creative has received no notice of any pending or threatened reassessment of the present Manufacturing Operations and, to Creative's Knowledge, the transfer of the present Manufacturing Operations to Stryker will not result in any such reassessment. All deposits required by law to be made by Creative with respect to employees' withholding taxes for the Transferred Employees have been duly made, and as of the Closing Date, all such deposits will have been made.

         Section 4.5 COMPLIANCE WITH LAWS; GOVERNMENTAL APPROVALS AND CONSENTS.
(a) Except as disclosed in SCHEDULE 4.5(a), Creative has complied in all respects with all Applicable Laws applicable to the present Manufacturing Operations or the Assets, except for such violations which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Creative is not subject to any judgment, order, writ, injunction, or decree that would have a Material Adverse Effect, individually or in the aggregate, on the present Manufacturing Operations or any of the Assets. Creative is not aware of any existing or proposed law, rule, regulation or order, whether Federal, State, or local, that would prohibit or materially restrict Stryker from, or otherwise materially adversely affect Stryker in, conducting the present Manufacturing Operations.

         (b) SCHEDULE 4.5(b) sets forth all Governmental Approvals and other Consents necessary for, or otherwise material to, the conduct of the present Manufacturing Operations as conducted by Creative, each of which will be duly and validly transferred to Stryker except as set forth in SCHEDULE 4.5(b). Except as set forth in SCHEDULE 4.5(b), all such Governmental Approvals and Consents have been duly obtained and are in full force and effect. Creative is in compliance in all material respects with each of such Governmental Approvals and Consents held by it with respect to the Assets and the present Manufacturing Operations and has not received any notice that any Government Authority intends to cancel or terminate any of the Government Approvals or that valid grounds for such cancellation or termination exist.

         Section 4.6 INTELLECTUAL PROPERTY. To Creative's Knowledge, all of the issued patents owned by Creative as of the date hereof are valid, and all pending applications for patents or trademarks have been prosecuted in good faith as required by law and are in good standing. Creative is not, nor will the consummation of the transactions contemplated by this Agreement result in Creative being, in default under any license, contract, or other agreement, which default would have a material adverse impact on Stryker's ability to use the intellectual property to conduct the present Manufacturing Operations, including without limitation performing its obligations under the Contracts. Creative has no notice that any of its issued manufacturing patents are involved in any interference or opposition proceeding, and Creative has received no written notice that any such proceeding will hereafter be commenced. To Creative's Knowledge Creative has not, in the conduct of the present Manufacturing Operations, including without limitation performing its obligations under the Contracts, infringed upon the intellectual property rights of any third party, nor has it received notice of any such infringement. No contract, agreement or understanding with any party exists that would impede or prevent the assignment to Stryker of the entire right, title and interest of Creative in and to the Assigned Patent Rights.

         Section 4.7 ENVIRONMENTAL MATTERS.

         (a) COMPLIANCE WITH ENVIRONMENTAL LAW. Creative is and has been in compliance in all material respects with all applicable Environmental Laws and environmental permits pertaining to any of the properties, including the Leased Real Property, and assets of the Manufacturing Operations and the past and current use by Creative thereof. Creative now holds all permits, licenses, approvals, consents, registrations, and other authorizations that are required to operate the Manufacturing Operations in compliance with Environmental Laws and the same have been provided to Stryker and are listed on SCHEDULE 4.7(a). Creative is not in receipt of any unresolved notice of violation of any applicable Environmental Law or environmental permit relating to any of the Assets and, to the Knowledge of Creative, no notice of violation is currently pending or threatened. Notices of violations received by Creative within the prior three years and which have now been resolved are listed on SCHEDULE 4.7(a) and copies of the same have been provided to Stryker.

         (b) OTHER ENVIRONMENTAL MATTERS. To the Knowledge of Creative, Creative has not caused or taken any action that resulted in, and Creative is not subject to, any liability or obligation on the part of Creative, relating to (i) the environmental conditions on, under, or about the Leased Real Property or any other property at any time owned, leased, operated or used by Creative, including the air, soil and groundwater conditions at such properties, or (ii) the use, management, handling, transport, manufacture, generation, storage, treatment, disposal or arranging for treatment or disposal, threatened Release or Release of any Hazardous Substances by or on behalf of Creative.

         (c) NO HAZARDOUS SUBSTANCES. No Hazardous Substances, including those disclosed on SCHEDULE 4.7(c), have been released, treated, stored or disposed of by Creative (or, to the Knowledge of Creative, any other Person) at, on, or under any Leased Real Property, which are required by applicable Environmental Laws currently in effect to be reported, investigated, monitored or remediated by Creative or any other Person, where the cost of such activities, individually or in the aggregate, would have a Material Adverse Effect.

         (d) NO PROCEEDINGS. Except as disclosed on SCHEDULE 4.7(d), Creative has not received notice or other communication concerning any alleged liability for Environmental Liabilities and Costs, including in connection with any Leased Real Property or in connection with any of the current properties and assets of the Manufacturing Operations or the past or current use by Creative thereof, which has not been resolved and is therefore likely to give rise to liability; and, to Creative's Knowledge, there exists no writ, injunction, decree, order, judgment, lawsuit, claim, proceeding, citation, directive, or summons (collectively referred to as "PROCEEDINGS"), pending or threatened against Creative or which could give rise to liability to Creative, relating to any environmental matters with respect to any Leased Real Property or Manufacturing Operations, except for such Proceedings that, individually or in the aggregate, would not have a Material Adverse Effect.

         (e) Including as disclosed in SCHEDULE 4.7(e), there never has been pending or threatened against Creative with respect to the Manufacturing Operations or the Leased Real Property or the Assets, any civil, criminal or administrative action, suit, summons, citation, complaint, claim, notice, demand, request, judgment, order, lien, proceeding, hearing, study, inquiry or investigation (collectively, "ACTIONS") based on or related to Environmental Laws or the presence, manufacture, generation, refining, processing, distribution, use, sale, treatment, recycling, receipt, storage, disposal, transport, arranging for transportation, treatment or disposal, or handling of, or the emission, discharge, Release or threatened Release into the environment of, or any other activity involving, any Hazardous Substances, except for such Actions that, individually or in the aggregate, would not have a Material Adverse Effect.

         (f) Except as disclosed on SCHEDULE 4.7(f), to the knowledge of Creative, there are no underground storage tanks, impoundments, lagoons or similar facilities at any of the Leased Real Property.

         (g) Each of the representations and warranties is based on Creative's appropriate inquiry of Creative's consultants, managers and employees in charge of environmental matters.

         (h) Creative has furnished to Stryker copies of all manifests in its possession which it has received in connection with the provision of waste disposal, treatment and storage services.

         Section 4.8 LITIGATION There is no claim, suit, action, governmental investigation, litigation, arbitration or legal or administrative proceeding of any kind pending or, to the Knowledge of Creative, threatened against Creative or affecting the Assets that, if decided adversely, could delay or prevent the consummation of the transactions contemplated hereby or impair Stryker's ability to use the Assets.

         Section 4.9 MORTGAGES. If any parcel of Leased Real Property is encumbered by one or more existing mortgages (each, an "EXISTING MORTGAGE"), no written notice has been received by Creative from the mortgagee(s) asserting that a default or breach exists thereunder or under any note or other obligation secured thereby which remains uncured. Creative knows of no default, or event which with notice or the passage of time will constitute a default, under the Existing Mortgage(s) or under any note or other obligation secured thereby which has occurred and is continuing.


         Section 4.10 YEAR 2000. To the Knowledge of Creative, except as listed on SCHEDULE 4.10 hereof, all Creative's computer-based systems, including its information data bases, accounting systems and data processing systems, that are included in the Assets will not be adversely affected by, and will continue to operate in the same manner as such systems currently operate, notwithstanding Year 2000. To the Knowledge of Creative, except as listed on SCHEDULE 4.10 hereof, all of the Assets that use computer software will not be adversely affected by, and will continue to operate, in the same manner as such systems currently operate notwithstanding Year 2000. As used herein the term "Year 2000" means the occurrence of the Year 2000 A.D. or other calendar dates occurring after December 31, 1999.


         Section 4.11 INVENTORIES. The finished and released bulk OP-1 in the Inventories meets the specifications set forth in the applicable Device, Matrix and OP-1 Certificates of Analysis (as defined in the Second Amended Agreement). The raw materials and work-in-process and bulk OP-1 not yet released included in the Inventories meet Creative's currently approved material specifications. Stryker may elect not to purchase any lot of raw material valued at more than $10,000 included in the Inventories as of the date hereof that has an expiration date less than one year from the date hereof.


                                    ARTICLE V
                            COVENANTS AND AGREEMENTS

         Section 5.1 COVENANTS AND AGREEMENTS OF CREATIVE.

         (a) CONDUCT OF PRESENT MANUFACTURING OPERATIONS. From the date hereof to the Closing Date, except as otherwise expressly permitted by this Agreement or as otherwise consented to by Stryker in writing, Creative shall:

                           (i) carry on the present Manufacturing Operations in the ordinary course of business consistent with past practice and in substantially the same manner as heretofore conducted; use all reasonable best efforts to maintain the Assets in good operating condition and repair and take all steps reasonably necessary to maintain the intangible assets of Creative related to the present Manufacturing Operations;

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

                         (ii) not grant (or commit to grant) any increase in the compensation (including incentive or bonus compensation) of any employee employed in the present Manufacturing Operations or institute, adopt or amend (or commit to institute, adopt or amend) any compensation or benefit plan, policy, program or arrangement or collective bargaining agreement (except as required by law) applicable to any employee employed in the present Manufacturing Operations;

                           (iii) not enter into any new employment agreement or collective bargaining agreement or commitment (including any commitment to pay retirement or other benefits) to or with any of the employees employed in the present Manufacturing Operations (except as required by law);

                           (iv) not cancel or waive any material claim or right associated with the Assets, or sell, transfer, distribute or otherwise dispose of any of the Assets other than the consumption of inventory or sale of finished goods in the ordinary course of business;

                           (v) shall not do any act or omit to do any act or permit any act or omission to act that will cause a material breach or default in Stryker's obligations under any of the Assumed Liabilities;

                           (vi) not (A) create any Liens on the Assets or the present Manufacturing Operations except for Permitted Liens, or (B) make any modifications of or changes in or terminate any existing Contract or Equipment Lease; and

                           (vii) take any action (or omit to take any action) that would be inconsistent with the representations and warranties of Creative hereunder or that would cause any of the representations and warranties of Creative hereunder to become untrue in any material respect.

         (b) ACCESS AND INFORMATION. From the date hereof to the Closing Date, Creative shall (and shall cause its accountants, counsel, consultants, employees and agents to) give Stryker and its accountants, counsel, consultants, employees and agents, reasonable access during normal business hours upon reasonable advance notice to, and make available for review and/or photocopying, all documents, records, reports and other information relating to the Assets and the present Manufacturing Operations and covering environmental, regulatory and compliance matters, as Stryker shall from time to time reasonably request. In addition, from the date hereof to the Closing Date, Creative shall permit Stryker and its accountants, counsel, consultants, employees and agents, reasonable access to such personnel of Creative during normal business hours as may be necessary to Stryker in its review of the properties, assets and business affairs of the present Manufacturing Operations and the above-mentioned documents, records and information. From the date hereof to the Closing Date, Stryker and Stryker's agents shall have the right, upon giving reasonable advance notice to enter upon and inspect the Leased Real Property, including physical inspection of the surface and sub-surface land and all improvements and the major components thereof, including heating, plumbing, air conditioning, electrical equipment and wiring and roof.

                  (c) MAINTENANCE OF PROPERTIES. Creative, at all times prior to the Closing Date, shall: (i) maintain the Assets in the condition and state of repair normally maintained by Creative in the conduct of the present Manufacturing Operations; (ii) comply in all material respects with all contractual obligations applicable to the Assets or the present Manufacturing Operations; and (iii) comply in all material respects with all Applicable Laws.

         (d) FURTHER ACTIONS. As promptly as practicable, Creative will:

                           (i) use commercially reasonable efforts to take all actions and to do all things reasonably necessary to consummate the transactions contemplated hereby by the Closing Date;


                           (ii) file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by Creative pursuant to Applicable Law in connection with this Agreement, the sale and transfer of the Assets pursuant to this Agreement and the consummation of the other transactions contemplated hereby;

                           (iii) use all reasonable efforts to obtain, or cause to be obtained, all Consents (including all Governmental Approvals and any Consents required under any Contract) necessary to be obtained by Creative in order to consummate the sale and transfer of the Assets pursuant to the Agreement and the consummation of the other transactions contemplated hereby; and

                           (iv) coordinate and cooperate with Stryker in exchanging such information and supplying such assistance as may be reasonably requested by Stryker in connection with any filings and other actions contemplated by SECTION 5.2.

         (e) PERFORMANCE OF CONTRACTS. With respect to each Contract, Governmental Approval, Lease and Equipment Lease, Creative shall duly perform and comply in all material respects with all covenants, agreements and conditions required thereby to be performed or complied with by it prior to or on the Closing Date.

         (f) INSURANCE. Until the Closing, Creative shall maintain in full force and effect in respect of the present Manufacturing Operations the existing insurance covering the present Manufacturing Operations, subject to normal variations required by ordinary operations of the present Manufacturing Operations. Creative shall cooperate with Stryker in order to afford Stryker on the Closing Date the full benefit of all insurance policies and all rights thereunder (including rights to causes of action, lawsuits, claims and demands, rights of recovery and set-off) covering the present Manufacturing Operations, and proceeds under or with respect to such insurance policies, for periods prior to the Closing to the extent that the claims thereunder relate to any of the Assets or the Assumed Liabilities.

         (g) ENVIRONMENTAL AUDIT. At Stryker's request, Creative has permitted Stryker to conduct Phase I Environmental Site Assessments and Property Condition Surveys of the Leased Real Property. Stryker acknowledges that it has inspected such Leased Real Property. Stryker has not conducted a Phase II assessment but is entitled to do so as set forth in SECTION 6.2(g) of the Master Restructuring Agreement.

         (h) CREATIVE'S COOPERATION REGARDING PERMITS. In accordance with
SECTION 6.2(g) of the Master Restructuring Agreement, until Closing, Creative shall fully cooperate with Stryker in Stryker's attempts to obtain those permits, licenses, authorizations and other certifications required under Environmental Laws for Stryker's conduct of the Manufacturing Operations in compliance with Environmental Laws.

         Section 5.2 COVENANTS AND AGREEMENTS OF STRYKER.

         (a) ACCESS AND INFORMATION. Commencing on the Closing Date, Stryker shall (and shall cause its accountants, counsel, consultants, employees and agents to) give Creative and its accountants, counsel, consultants, employees and agents, reasonable access during normal business hours upon reasonable advance notice to, and make available for review and/or photocopying, all documents, records, reports and other information relating to the Assets and the Transferred Employees and covering environmental, regulatory and compliance matters, as Creative shall from time to time reasonably request. Stryker will promptly provide to Creative copies of all reports generated in connection with Stryker's Environmental Audit.

         (b) FURTHER ACTIONS. As promptly as practicable, Stryker will:

                  (i) use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby by the Closing Date;

                  (ii) file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by Stryker pursuant to Applicable Law in connection with this Agreement, Stryker's acquisition of the Assets pursuant to this Agreement and the consummation of the other transactions contemplated hereby;

                  (iii) use all reasonable efforts to obtain, or cause to be obtained, all Consents (including all Governmental Approvals and any Consents required under any Contract) necessary to be obtained by Stryker in order to consummate the sale and transfer of the Assets pursuant to the Agreement and the consummation of the other transactions contemplated hereby; and

                  (iv) coordinate and cooperate with Creative in exchanging such information and supplying such reasonable assistance as may be reasonably requested by Creative in connection with any filings and other actions contemplated by SECTION 5.1.

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

         (c) For a period of two months following the Closing, Stryker will provide Creative and its representatives and agents access, upon reasonable notice, to the Leased Real Property for the purpose of reviewing and copying the Books and Records.




                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


                                         STRYKER SALES CORPORATION



                                         By: /s/ John W.Brown
                                            -----------------------------------
                                            Name: John W. Brown
                                            Title: Chairman


                                         CREATIVE BIOMOLECULES, INC.



                                         By: /s/ Michael M. Tarnow
                                            -----------------------------------
                                            Name: Michael M. Tarnow
                                            Title: President and Chief Executive
                                                   Officer


                                         By: /s/ Brian H. Dovey
                                            ------------------------------------
                                            Name:    Brian H. Dovey
                                            Title: Chairman of the Board

                         GUARANTY OF STRYKER CORPORATION

         Stryker Corporation, a Michigan corporation, hereby fully and unconditionally guarantees all obligations of Stryker Sales Corporation under the foregoing agreement. The liability of Stryker Corporation shall be direct and primary, as fully as if Stryker Corporation were a party to the Agreement in place of Stryker Sales Corporation.

                                         STRYKER CORPORATION



                                         By: /s/ John W. Brown
                                            -----------------------------------
                                            Name: John W. Brown
                                            Title: Chairman, President and
                                                   Chief Executive Officer


                                       20